COMPREHENSIVE CARE CORPORATION ANNOUNCES PARTNERSHIP WITH COMPREHENSIVE NEUROSCIENCE, INC.
Exhibit 99.1
TAMPA, FL — (BUSINESSWIRE) — August 25, 2005 — Comprehensive Care Corporation (OTCBB:CHCR) (CompCare) today announced that it has signed a Clinical Pharmacy Service Management Agreement with Comprehensive Neuroscience, Inc. (CNS) of White Plains, New York. CNS is a clinical neuroscience company dedicated to knowledge, development and implementation in the pharmacological treatment of neuropsychiatric and other disorders. Under this agreement, CNS will use pharmacy and claims data to identify potential inappropriate or cost-consuming prescribing patterns of behavioral medications and, at the same time, identify members who are at a higher risk of poor outcomes. With a plan to lower both behavioral and medical costs of members with co-morbid disorders, CompCare will use CNS's prospective modeling infometrics as a proactive tool to provide intensive case management interventions at an earlier stage.
Mary Jane Johnson, CEO of CompCare, stated, "We are very excited to be working with the experienced professionals at CNS. We believe this is a tremendous opportunity to further improve our members' quality of life through proactive intervention and education. Further, we believe CNS's educational and prospective modeling tools will enhance our disease management approach so that we can offer cutting edge programs to HMOs, PPOs, and IPAs who struggle with the cost/quality equation."
Richard Surles, EVP of CNS, said, "Working with CompCare is a great opportunity for us. We believe our disease management support product is cutting edge and that combining it with CompCare's long experience in managed care and their comprehensive care management approach will make a good thing even better."
About Comprehensive Care Corporation
Established in 1969, CompCare provides behavioral health, substance abuse, and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service centers in Connecticut, Florida, Michigan, and Texas; serves approximately 925,000 covered individuals nationwide; and has a network of approximately 8,000 qualified behavioral health practitioners. With 35 years of experience in the industry, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services, and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands.
About Comprehensive Neuroscience, Inc.
Established in 1999, Comprehensive Neuroscience, Inc. provides products and services that enhance the efficiencies of knowledge development and clinical care in neuro-psychopharmacology and related areas. Comprised of two complementary divisions, Clinical Drug Development and Disease Management Technologies, CNS supports the drug development and treatment processes from discovery through clinical trial evaluation to the synthesis and dissemination of clinically actionable medical information.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, our ability to obtain additional financing, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company’s SEC reports.
FOR MORE INFORMATION, PLEASE CONTACT
Robert J. Landis, Chairman, Chief Financial Officer and Treasurer
(813) 288-4808
204 South Hoover Boulevard, Suite 200
Tampa, Florida 33609
813-288-4808 * Fax 813-288-4844
www.compcare-shareholders.com